EXHIBIT 99.5

                            BINDING LETTER OF INTENT

                          PROPOSED TRANASACTION BETWEEN

                           NEOMEDIA TECHNOLOGIES, INC.

                                       AND

                           SECURE SOURCE TECHNOLOGIES

THE TERMS SET FORTH ON THE MEMORANDUM OF TERMS ARE INTERDEPENDENT, AND NO SINGLE ASPECT OF THE MEMORANDUM OF TERMS SHOULD BE CONSIDERED OR VALUED ON A STAND-ALONE BASIS.

Secure Source Technologies (SST) and NeoMedia intend to complete a transaction to substantially enhance their respective shareholder values. Secured Source Technologies and NeoMedia seek to:

      1. Acquire Secure Source Technologies with NeoMedia Technologies, Inc. common stock.

      2.    Centralize administrative and management functions.

      3. Enhance shareholder value through the increase of cash flow from patent licensing and value added reseller operations as well as by decreasing expenditures through centralization.

To effectuate these goals, NeoMedia and Secure Source Technologies have agreed to and will:

ACTION STEPS:

         NEOMEDIA WILL:                      SECURE SOURCE TECHNOLOGIES
                                             WILL:

         1. EXCHANGE OF SHARES:

         NeoMedia Technologies, Inc. Board   a)    Obtain the necessary
         of Directors approval has already         approval from its
         approve this transaction subject          shareholders in order to
         to completion of due                      effectuate a merger with
         diligence satisfactory to NeoMedia        NeoMedia Technologies.
         Additionally, NeoMedia will obtain        Additionally, convert

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         from Secure Source Technologies           all outstanding debt,
         shareholders a total exchange of          other than trade
         its shares for shares of common           payables, and all shares
         stock in NeoMedia Technologies,           of preferred stock into
         Inc.  NeoMedia will exchange three        shares of common stock
         million five hundred thousand of          of Secure Source
         its shares for the total                  Technologies prior to
         outstanding shares of both common         the merger with NeoMedia
         and preferred stock and any               Technologies.
         outstanding warrants or other
         share instruments of Secure Source
         Technologies.

         2. MANAGEMENT AND ADMINISTRATION:     Secure Source Technologies
                                               will turn over all management
                                               and administrative
                                               responsibilities for the
         NeoMedia will consolidate all         combined entity to NeoMedia
         senior management and                 Technologies. Secure Source
         administrative functions.   The       Technologies will turn over
         accounting, legal, treasury, and      all existing assets in this
         Human Resources functions will be     transaction.  Assets include
         combined and headquartered at its     all tangible and intangible
         Ft. Myers, Florida home office.       assets, Intellectual property
                                               (issued and pending and in
         The Board of Directors of NeoMedia    process), all technology
         Technologies will remain the Board    developed, designed, and
         of Directors for the combined         planned, all hardware,
         entity.                               software, customer lists, all
                                               names, copyrights, trademarks,
         Neomedia will negotiate in good       and all possible assets
         faith a consulting agreement with     including contracts
         Secure Source management.
                                               Secure Source  Technologies
                                               will   receive    Piggyback
                                               Registration  Rights on all
                                               shares  issued by  NeoMedia
                                               Technologies, Inc.


         3. LOCK-UP:                           Recipients of the NeoMedia
                                               Technologies, Inc. stock
         Certain NeoMedia Technologies,        exchange will have the right
         Inc.  officers and  directors  are    to sell, immediately upon
         subject to Rule 144 in regards to     registration, 500,000 shares
         the sale of their shares.             in the open market, but will
                                               be restricted to sell no
                                               more than an additional
                                               600,000 shares per month for
                                               the following five months.
                                               There is no requirement to
                                               sell any shares during this
                                               period or any subsequent
                                               period if SST shareholders
                                               desire not to sell.

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         4. DUE DILIGENCE:                     Secure Source Technologies
                                               will conduct its due diligence
         NeoMedia will conduct its due         utilizing both internal and
         diligence utilizing both internal     outside professionals, as it
         and outside professionals, as it      requires. It will bear the
         requires. It will bear the costs      costs of its own due
         of its own due diligence, which       diligence, which will include,
         will include, but not be limited      but not be limited to, legal
         to, legal and accounting costs.       and accounting costs.

                                               SST agrees that until
         5. MANAGEMENT  CONTRACTS:             October 1, 2003 it will not
                                               enter into any agreements or
         NeoMedia has no Management            discussions with any third
         Contracts at this time.               parties relative to the sale
                                               or transfer of any of its
                                               common stock or preferred
                                               stock or its assets
                                               (including patents).


         6. ISSUANCE OF SHARES:                Secure Source Technologies
                                               will terminate any open
         NeoMedia will issue                   management contracts prior to the
         additional shares of its              merger.
         stock as required in the
         normal course of business.

         7. PRESS  RELEASE:

         Secure Source Technologies and
         NeoMedia Technologies, Inc. agree
         to mutually satisfactory press
         announcement for immediate release
         once this document is signed.


DEFINITIVE  The final agreement will set forth the terms and conditions for
AGREEMENT:  both NeoMedia and Secure Source Technologies and contain representations and warranties, covenants and indemnities consistent with transactions of this type.

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APPROVALS:  This merger has already been approved the respective Board of
            Directors of NeoMedia Technologies, Inc. and Secure Source Technologies. Due diligence on the SST patents is complete. This Letter is binding subject to due diligence on, liabilities, and a favorable shareholder vote to increase the NeoMedia Technologies, Inc. shares outstanding on Sept 24, 2003, no further approvals are required. This makes this Letter of Intent a binding document once executed by the parties.

CLOSING: As soon as practicable, but no later than October 1, 2003 subject to extension by written mutual consent or to satisfy any regulatory requirements.

            Upon completion of due diligence and definitive documentation, each party will be required to close absent unusual circumstances, failure to deliver required documentation set forth under the definitive agreements, shareholder litigation, regulatory requirements and fraudulent disclosures.

            Neomedia and Secure Source agree to keep the terms and conditions of this acquisition/merger confidential subject to regulatory requirements.

Dated: July 25, 2003                           Dated: July 25, 2003

/s/ Charles T. Jensen                          /s/ Jon Greene
------------------------------                 ------------------------------

CHARLES T. JENSEN                              JON GREENE

CEO, NEOMEDIA TECHNOLOGIES                     CEO, SECURE SOURCE TECHNOLOGIES